Exhibit 99.1

Company Contact: Ornella Napolitano, VP and Treasurer FiberTower Corporation 415.659.3580 onapolitano@fibertower.com

FIBERTOWER ANNOUNCES RECEIPT OF NASDAQ LISTING COMPLIANCE NOTICE and EVENTS OF DEFAULT ON CONVERTIBLESENIOR SECURED NOTES DUE 2012 & SENIOR SECURED NOTES DUE 2016

SAN FRANCISCO: December 16, 2011—FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today announced that on December 12, 2011, it received a notice from the Listing Qualifications Department of the Nasdaq Stock Market (the “Department”) notifying FiberTower that it has failed to meet the minimum bid price requirements for continued listing set forth in Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”), which requires listed companies to maintain a minimum bid price of $1.00 per share.  The notice has no effect at this time on the listing of FiberTower’s common stock on the Nasdaq Global Market, and FiberTower’s common stock will continue to trade on the Nasdaq Global Market under the symbol “FTWR.”

In accordance with Marketplace Rule 5810(c)(3)(A), FiberTower has 180 calendar days to regain compliance with the Minimum Bid Price Rule.  The Department will provide written notification to FiberTower that it has achieved compliance with the Minimum Bid Price Rule if, at any time before June 11, 2012, the minimum bid price of FiberTower’s common stock closes at $1.00 per share or more for at least 10 consecutive trading days. If FiberTower does not regain compliance with the Minimum Bid Price Rule by the required deadline, FiberTower’s common stock will be subject to delisting from the Nasdaq Global Market.

FiberTower previously announced that it had elected not to make the $1.3 million semi-annual interest payment due on November 15, 2011, with respect to its 9.00% Convertible Senior Secured Notes Due 2012 (CUSIP Nos. 31567RAA8 and 31567RAC4) (the “2012 Notes”).  The indenture governing the 2012 Notes provides that the failure to make such payment constitutes an event of default after a 30-day cure period, which expired on December 15, 2011.  As a result of FiberTower’s continuing nonpayment of this installment of interest on the 2012 Notes, an event of default now exists under the indenture governing the 2012 Notes.  The expiration of the cure period for this installment of interest under the 2012 Notes also constitutes an event of default on the Company’s 9.00% Senior Secured Notes Due 2016 (CUSIP Nos. 31567RAG5 and 31567RAF7) (the “2016 Notes”).  Recently, FiberTower commenced discussions with certain holders of the 2016 Notes and continues to evaluate all options available to manage its debt.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market.  With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class fiber and microwavenetworks in 13 major markets and master service agreements with nine U.S. wireless carriers, FiberTower is an alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets. For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking’“ statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, or SEC, in its rules, regulations and releases.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, our future financial performance and results of operations including our financial and business prospects, the determination of asset impairment charges for the quarterly period ended September 30, 2011, our ability to file our third quarter report on Form 10-Q for the period ended September 30, 2011 in a timely fashion, the deployment of our services, capital requirements, financing prospects, planned capital expenditures, anticipated customer growth, expansion plans, and anticipated cash balances.

There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements. These include, among other things, negative cash flows and operating and net losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.